Exhibit 10.5

Extension Amendment #001006-09

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (the "Amendment") is made and entered into as of the 16th day of August, 2010 by and between MARTIN INVESTMENT COMPANY, A California Limited Partnership ("Lessor), and Raptor Networks Technology, Inc. ("Lessee").

RECITALS

A.
Lessor and Lessee are parties to that certain lease dated September 22, 2008 as amended February 9, 2009, June 23, 2009 & December 16, 2009 (the "Lease"). Pursuant to the Lease, Lessor has leased to Lessee space currently containing approximately 2,400 square feet (the "Premises") described as 1508 S. Grand Avenue located at Santa Ana, California.

B.	The Lease by its terms shall expire on September 30, 2010 ("Prior Termination Date") and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

I.
Extension. The Term of the Lease is hereby extended for a period of Six (6) months and shall expire on March 31, 2011 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date ("Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term".

II.	Base Rent. As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Period	Monthly Base Rent
October 1, 2010 — March 31, 2011	$1,560.00** **Pre — paid for the term of this Lease

All such Base Rent shall be payable by Lessee in accordance with the terms of the Lease. In the event Lessee is more than ten (10) days delinquent in the payment of a rental installment, Lessor, at Lessor's option may require all future payments to Lessor by cashier's check or money order.

III.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

IV.
Property Taxes & Insurance Premiums. For the period commencing on the Extension Date and ending on the Extended Termination Date, Lessee shall pay for Lessee's pro-rata share of increases (if any) over base year property taxes and insurance premiums in accordance with the terms of the Lease, provided, however, during such period, the Insurance Base for the computation of Lessee's pro-rata share of Insurance Premiums is amended from $433.57 to A premium not received at lease commencement, and the Tax Base for the computation of Lessee's pro-rata share of Real Property Taxes is amended from $572.52 to A premium not received at lease commencement.

V.
Improvements to Premises. Lessee is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

VI.	Lessee's Maintenance Obligations. Section 7.1 of the Lease shall hereby be amended to include the following section 7.1(d) Replacement:

Subject to Lessee's indemnification of Lessor set forth in Paragraph 8.7 of the Lease, and without relieving Lessee of liability resulting from Lessee's failure to exercise and perform good maintenance practices, if an item described in Paragraph 7.1(b) of the Lease and including by reference herein all loading doors, cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such item, then such item shall be replaced by Lessor, and the cost thereof shall be prorated between the parties and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is 84 (i.e. 1/84th of the cost per month). Lessee shall pay interest on the unamortized balance but may prepay its obligation at any time.

VII.	Insurance; Indemnity Section 8 of the Lease shall hereby be amended to include the following section 8.9 Failure to Provide Insurance:

Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof that Lessee does not maintain the required insurance and/or does not provide Lessor with the required binders or certificates evidencing the existence of the required insurance, the Base Rent shall be automatically increased, without any requirement for notice to Lessee, by an amount equal to 10% of the then existing Base Rent or $100, whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee's failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Lessee's Default or Breach with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligations to maintain the insurance specified in the Lease.

VIII.
Other Pertinent Provisions. Lessor and Lessee agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	PRE-PAID RENT: Lessee shall remit on or before October 1, 2010, the pre-paid rental in the amount of $9,360.00.

B.
ADDITIONAL CONDITIONS: At the later of the expiration of the lease or Lessee's occupancy of the premises, Lessee shall remove the telecommunication wires running across the roof and repair the hole in the South concrete wall where the wire enters the building.

IX.	Miscellaneous.

A.
This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Lessee be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Lessee in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.
Submission of this Amendment by Lessor is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Lessee. Lessor shall not be bound by this Amendment until Lessor has executed and delivered the same to Lessee.

E.
Lessee hereby represents to Lessor that Lessee has dealt with no broker in connection with this Amendment. Lessee agrees to indemnify and hold Lessor, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Lessor Related Parties") harmless from all claims of any brokers claiming to have represented Lessee in connection with this Amendment. Lessor hereby represents to Lessee that Lessor has dealt with no broker in connection with this Amendment. Lessor agrees to indemnify and hold Lessee, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Lessee Related Parties") harmless from all claims of any brokers claiming to have represented Lessor in connection with this Amendment.

F.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

LESSOR:

MARTIN INVESTMENT COMPANY,
  a California Limited Partnership

By:  /s/ H. Rhoads Martin, Jr.
Name:  H. Rhoads Martin, Jr.
Title:  General Partner

LESSEE:

Raptor Networks Technology, Inc.

By:  /s/ Tom Wittenschlaeger
Name:  Tom Wittenschlaeger
Title:  Director

By:  /s/ Tom Wittenschlaeger
Name:  Tom Wittenschlaeger
Title:  CEO